Exhibit 99.1

CHARLES & COLVARD ANNOUNCES EXECUTIVE PROMOTIONS

- Don O'Connell Named Chief Operating Officer and Clint J. Pete Named Chief Financial Officer -

RESEARCH TRIANGLE PARK, N.C. – May 23, 2017 – Charles & Colvard, Ltd. (NASDAQ: CTHR), the original and leading worldwide source of created moissanite, promoted two executives to senior officer positions.

Don O'Connell was promoted to Chief Operating Officer and Senior Vice President, Supply Chain, following his service over the past year as Charles & Colvard's Senior Vice President, Supply Chain & Distribution. Clint J. Pete was promoted to Chief Financial Officer, following his service over the past six months as Charles & Colvard’s Interim Chief Financial Officer and previously as Corporate Controller.

Ms. Miglucci stated, “On behalf of the Board, I am very pleased to announce the well-deserved promotions of Don and Clint. They have each been integrally involved in Charles & Colvard’s transformation over the past year and the progress we have made both operationally and financially. Their proven capabilities, experience and knowledge provide us with valuable leadership and continuity, as we continue product innovation, invest in key retail and wholesale partnerships and leverage traditional and non-traditional sales channels. As a team, we remain focused on our vision to create the world’s most brilliant gem, leading the way for environmentally and socially responsible choices in the jewelry industry at a revolutionary value.”

As Chief Operating Officer and Senior Vice President, Supply Chain, Mr. O'Connell, will have responsibility for operations and supply chain. He served as Charles & Colvard's Senior Vice President, Supply Chain & Distribution, since March 2016. A highly-accomplished jewelry manufacturing, supply chain and distribution executive, Mr. O’Connell has delivered positive and sustainable results for over 25 years with several organizations in the jewelry industry. Prior to joining Charles & Colvard, Don served as Executive Vice President Operations & Global Jewelry Business Solutions at OFT Investment & Management Group, a fine jewelry solutions and services group. He spent seven years with the Richline Group, LLC, a wholly owned subsidiary of Berkshire Hathaway, as Vice President, Operations & Procurement, both Foreign & Domestic. Prior to that, he was Vice President, Operations at Aurafin's gem group division in Taramac, FL and La Paz, Bolivia as well as Vice President, Manufacturing & Contracting with OCON Enterprise.

As Chief Financial Officer, Mr. Pete, will have responsibility for all the financial operations, including finance, accounting, tax, treasury, budgeting, and M&A and financial planning. He served as Charles & Colvard's Interim Chief Financial Officer since December 2016. He joined Charles & Colvard as Corporate Controller in June 2016. Throughout his career, Mr. Pete has successfully held various leadership positions in accounting and finance. From June 2013 to May 2016, he served as Director of Business Planning for Oracle Corporation, a cloud application company. Prior to his employment with Oracle, Clint served in several management positions at Tekelec, a telecommunication solutions company, including Business Unit Controller, Global Signaling Solutions and Global Revenue Controller. He also served as Vice President of Finance and Controllers at Qualex Inc., a Kodak company, and he held various management positions at Ernst & Young, LLP, an international public accounting firm. Mr. Pete is a Certified Public Accountant.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the original creator and leading source of Forever One™, Forever Brilliant® and Forever Classic™ moissanite gemstones for fine jewelry. Moissanite is unique, available in three color grades (colorless, near-colorless and faint color) and produced from silicon carbide (SiC) crystals. Charles & Colvard Created Moissanite® is sold with a Limited Lifetime Warranty to wholesale distributors, manufacturers, retailers, TV shopping networks and designers as loose stones or set in a wide variety of quality metal setting options. Charles & Colvard, Ltd. also sells direct to consumers through its wholly owned operating subsidiary, charlesandcolvard.com, LLC, and through third-party marketplaces. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Contacts:

Clint J. Pete

Chief Financial Officer

919-468-0399

cpete@charlesandcolvard.com

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

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